EXHIBIT 99.1

Anaren Reports 2nd Quarter Fiscal 2014 Results

SYRACUSE, N.Y., Jan. 28, 2014 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN) today reported net sales for the fiscal 2014 second quarter ended December 31, 2013 of $41.8 million, up 10.0% from $38.0 million for the second quarter of last year.

GAAP (U.S. generally accepted accounting principles) net income for the second quarter of fiscal 2014 was $2.8 million, or $0.21 per diluted share, compared to $3.5 million, or $0.27 per diluted share for the second quarter of last year. Current second quarter net income included approximately $2.0 million, or $0.15 per diluted share, in one-time pre-tax costs related to the pending acquisition of the Company by an affiliate of Veritas Capital Fund IV, L.P.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation, intangible asset amortization and expenses attributable to the pending acquisition of the Company, was $0.35 for the second quarter of fiscal 2014 compared to non-GAAP diluted earnings per share of $0.33 for the second quarter of fiscal 2013.

GAAP operating income for the second quarter of fiscal 2014 was $3.8 million, or 9.2% of net sales, down 24.5% from $5.1 million, or 13.4% of net sales for the second quarter of last year. Non-GAAP operating income for the second quarter of fiscal 2014, which excludes non-cash equity based compensation, intangible asset amortization and expenses attributable to the pending acquisition of the Company, was $6.9 million, or 16.4% of net sales, up 9.0% from $6.3 million, or 16.6% of net sales for the second quarter of fiscal 2013.

Income taxes for the second quarter of fiscal 2014 were $1.2 million, representing an effective tax rate of 29.7% compared to income tax expense of $1.7 million for the second quarter of fiscal 2013, representing an effective tax rate of 32.0%. The projected effective tax rate for fiscal 2014, absent one-time events is expected to be approximately 30%.

Net sales for the six months ended December 31, 2013 were $80.4 million, up 4.3% from net sales of $77.1 million for the first six months of last year. GAAP net income for the first half of fiscal 2014 was $5.7 million, or $0.43 per diluted share, compared to $6.4 million, or $0.47 per diluted share for the first half of last year. Net income for the current first six months included $2.1 million in pre-tax one-time costs related to the pending acquisition of the Company.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation, intangible asset amortization and expenses attributable to the pending acquisition of the Company was $0.64 for the first six months of fiscal 2014 compared to non-GAAP diluted earnings per share of $0.59 for the first six months of fiscal 2013.

During the second quarter of fiscal 2014, the Company generated $7.9 million in operating cash flow compared to $3.5 million in the first quarter of fiscal 2014. Additionally, during the current quarter the Company expended $1.3 million for capital additions. Cash, cash equivalents and marketable debt securities at December 31, 2013 were $62.1 million, up $8.6 million from $53.5 million at September 30, 2013.

Wireless Group

Wireless Group net sales for the quarter were $14.2 million, up 10.8% from the second quarter of fiscal 2013, and up 4.8% sequentially compared to the first quarter of fiscal 2014, reflecting higher continued demand in the wireless infrastructure market. Demand from wireless infrastructure customers was robust throughout the second quarter and current forecasts indicate comparable demand for the third quarter.

New product investments for the quarter continued to be focused on expansion of the wireless infrastructure components and low power wireless Anaren Integrated Radio (AIR) module product lines.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were Arrow Electronics, Richardson and Huawei.

Space & Defense Group

Space & Defense Group net sales for the quarter were $27.6 million, up 9.6% from the second quarter of fiscal 2013. Space & Defense Group sales are expected to be higher in the second half of fiscal 2014 based on anticipated customer contractual deliveries.

New orders for the quarter totaled $21.4 million and were driven largely by radar, electronic warfare and satellite applications. Space & Defense Group order backlog at December 31, 2013 was approximately $94.2 million.

Customers that generated greater than 10% of Space & Defense Group net sales for the quarter were Lockheed Martin, Northrop Grumman and Raytheon.

Non-GAAP Financial Measures

In addition to presenting financial results calculated in accordance with GAAP, Anaren's earnings release contains non-GAAP financial measures including: non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These non-GAAP measures are each adjusted from GAAP results to exclude certain items including equity based compensation, intangible asset amortization and expenses attributable to the pending acquisition of the Company by an affiliate of Veritas Capital Fund IV, L.P.

The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Outlook

For the third quarter of fiscal 2014, we anticipate comparable sales for the Wireless Group and an increase in sales for the Space & Defense Group compared to the second quarter levels. As a result, we expect net sales to be in the range of $41 to $45 million. We expect GAAP net earnings, exclusive of one-time costs associated with the pending acquisition transaction and related litigation, to be in the range of $0.30 - $0.34 per diluted share for the third quarter.

Non-GAAP net earnings, which are inclusive of approximately $0.05 -$0.06 per diluted share related to expected equity based compensation expense and amortization of intangibles assets and exclusive of one-time costs associated with the pending acquisition transaction and related litigation, are expected to be in the range of $0.35 - $0.39 per diluted share for the third quarter.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "anticipate," "expect," "intend," "plan," "believe," "estimate," "may," "project," "will," "continue" and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, impairments, losses, dividends, capital structure, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and the Company's operations or strategy. These and other forward-looking statements are based on management's current expectations and are subject to business, market and economic risks and uncertainties that could cause actual results to differ materially from those discussed. You are encouraged to review Anaren's filings with the Securities and Exchange Commission, including but not limited to, Anaren's 2013 Annual Report on Form 10-K for the fiscal year ended June 30, 2013, and the definitive proxy statement filed on November 4, 2013, to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will not host a teleconference in connection with its second quarter fiscal 2014 earnings.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

ANAREN, INC.
Condensed Consolidated Statements of Income
(in thousands except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Net sales	$ 41,809	$ 38,002	$ 80,353	$ 77,064

Cost of sales	26,673	22,987	51,330	47,634
Gross profit	15,136	15,015	29,023	29,430
	36.2%	39.5%	36.1%	38.2%
Operating expenses:
Marketing	2,362	2,376	4,492	4,915
Research and development	3,329	3,243	6,552	6,577
General and administration	5,611	4,317	9,785	8,867
Total operating expenses	11,302	9,936	20,829	20,359

Operating income	3,834	5,079	8,194	9,071
	9.2%	13.4%	10.2%	11.8%
Other income (expense):
Other income	123	138	215	360
Interest expense	(22)	(47)	(41)	(65)
Total other income, net	101	91	174	295

Income before income tax expense	3,935	5,170	8,368	9,366
Income tax expense	1,170	1,657	2,620	3,000
Net income	$ 2,765	$ 3,513	$ 5,748	$ 6,366
	6.6%	9.2%	7.2%	8.3%

Earnings per share:
Basic	$ 0.22	$ 0.28	$ 0.45	$ 0.50
Diluted	$ 0.21	$ 0.27	$ 0.43	$ 0.47

Weighted average common shares outstanding:
Basic	12,833	12,697	12,741	12,848
Diluted	13,321	13,191	13,257	13,433

ANAREN, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2013	June 30, 2013

Assets:
Cash, cash equivalents and short-term investments	$ 62,087	$ 50,996
Receivables, less allowances	31,515	32,059
Inventories	37,159	34,928
Prepaid expenses and other assets	3,769	5,108
Total current assets	134,530	123,091

Securities held to maturity	--	2,582
Property, plant, and equipment, net	41,053	40,842
Goodwill	42,408	42,297
Other intangibles, net	6,833	6,833
Total assets	$ 224,824	$ 215,645

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$ 10,437	$ 7,319
Accrued expenses	3,742	4,806
Customer advance payments	1,077	1,603
Other liabilities	3,841	5,335*
Total current liabilities	19,097	19,063

Other non-current liabilities	11,157	10,279
Total liabilities	30,254	29,342

Stockholders' Equity:
Common stock and additional paid-in capital	235,783	230,653
Retained earnings	160,495	154,747*
Accumulated other comprehensive loss	(711)	(858)
Less: cost of treasury shares	(200,997)	(198,239)
Total stockholders' equity	194,570	186,303

Total liabilities and stockholders' equity	$ 224,824	$ 215,645

* - Balance has been adjusted for an out of period error totaling $3.4 million related to income taxes.

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, Net Income and Diluted Earnings Per Share
(in thousands except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Net sales	$ 41,809	$ 38,002	$ 80,353	$ 77,064

GAAP gross profit	$ 15,136	$ 15,015	$ 29,023	$ 29,430
Equity-based compensation expense (1)	215	238	431	477
Amortization of intangibles (3)	--	39	13	78
Non-GAAP gross profit	$ 15,351	$ 15,292	$ 29,467	$ 29,985
% of sales	36.7%	40.2%	36.7%	38.9%

GAAP operating income	$ 3,834	$ 5,079	$ 8,194	$ 9,071
Equity-based compensation expense (1)	849	997	1,752	2,047
Acquisition related costs (2)	1,998	--	2,064	--
Amortization of intangibles (3)	188	227	390	482
Non-GAAP operating income	$ 6,869	$ 6,303	$ 12,400	$ 11,600
% of sales	16.4%	16.6%	15.4%	15.1%

GAAP net income	$ 2,765	$ 3,513	$ 5,748	$ 6,366
Equity-based compensation expense (1)	849	997	1,752	2,047
Acquisition related costs (2)	1,998	--	2,064	--
Amortization of intangibles (3)	188	227	390	482
Tax effect	(1,093)	(441)	(1,514)	(910)
Non-GAAP net income	$ 4,707	$ 4,296	$ 8,440	$ 7,985
% of sales	11.3%	11.3%	10.5%	10.4%

Diluted earnings per share
GAAP diluted earnings per share	$ 0.21	$ 0.27	$ 0.43	$ 0.47
Equity-based compensation expense (1)	0.06	0.08	0.13	0.15
Acquisition related costs (2)	0.15	--	0.16	--
Amortization of intangibles (3)	0.01	0.02	0.03	0.04
Tax adjustments	(0.08)	(0.04)	(0.11)	(0.07)
Non-GAAP diluted earnings per share	$ 0.35	$ 0.33	$ 0.64	$ 0.59

Weighted average common shares outstanding
Diluted	13,321	13,191	13,257	13,433

1) These costs represent expense recognized in accordance with the share-based payment accounting rules.
2) These costs represent deal costs related to the pending acquisition of the Company for the three and six months ended December 31, 2013 and 2012.
3) These costs represent amortization of intangible assets for the three and six months ended December 31, 2013 and 2012.

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, and Earnings Per Share
(in thousands)
(unaudited)

The following table details the Non-GAAP expenses related to equity-based compensation, acquisition related costs, and intangible asset amortization by expense category.

Three Months Ended December 31, 2013
(in thousands)
(unaudited)

	Equity Based	Acquisition	Amortization
	Compensation	Related Costs	of Intangibles	Total
Cost of sales	$ 215	$ --	$ --	$ 215
Marketing	66	--	--	66
Research and development	81	--	--	81
General and administrative	487	1,998	188	2,673
	$ 849	$ 1,998	$ 188	$ 3,035

Six Months Ended December 31, 2013
(in thousands)
(unaudited)

	Equity Based	Acquisition	Amortization
	Compensation	Related Costs	of Intangibles	Total
Cost of sales	$ 431	$ --	$ 13	$ 444
Marketing	140	--	--	140
Research and development	174	--	--	174
General and administrative	1,007	2,064	377	3,448
	$ 1,752	$ 2,064	$ 390	$ 4,206

Three Months Ended December 31, 2012
(in thousands)
(unaudited)

	Equity Based	Acquisition	Amortization
	Compensation	Related Costs	of Intangibles	Total
Cost of sales	$ 238	$ --	$ 39	$ 277
Marketing	86	--	--	86
Research and development	108	--	--	108
General and administrative	565	--	188	753
	$ 997	$ --	$ 227	$ 1,224

Six Months Ended December 31, 2012
(in thousands)
(unaudited)

	Equity Based	Acquisition	Amortization
	Compensation	Related Costs	of Intangibles	Total
Cost of sales	$ 477	$ --	$ 78	$ 555
Marketing	172	--	--	172
Research and development	228	--	--	228
General and administrative	1,170	--	404	1,574
	$ 2,047	$ --	$ 482	$ 2,529

ANAREN, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Month Ended	Six Month Ended
	December 31, 2013	December 31, 2013
Cash flows from operating activities:
Net income	$ 2,765	$ 5,748

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,815	3,595
Amortization	222	472
Gain on disposal of fixed assets	(606)	(606)
Deferred income taxes	(203)	395
Equity-based compensation	849	1,752
Receivables	206	543
Inventories	(899)	(2,231)
Accounts payable	3,646	2,968
Other assets and liabilities	69	(1,262)
Net cash provided by operating activities	7,864	11,374

Cash flows from investing activities:
Capital expenditures	(1,321)	(3,806)
Payment for purchase of Cellular Machines	--	(350)
Proceeds from sale of fixed assets	606	606
Proceeds from sale and maturities of held to maturity securities	7,248	9,188
Net cash provided by investing activities	6,533	5,638

Cash flows from financing activities:
Stock options exercised	2,412	2,766
Excess tax benefit from equity-based compensation	206	612
Purchase of treasury shares	(1,227)	(2,758)
Net cash provided by financing activities	1,391	620

Effect of exchange rates on cash	62	147

Net increase in cash and cash equivalents	$ 15,850	$ 17,779

Cash and cash equivalents at beginning of period	$ 46,237	$ 44,308

Cash and cash equivalents at end of period	$ 62,087	$ 62,087
CONTACT: George Blanton, CFO
         315-362-0436
         Joseph E. Porcello, VP-Accounting
         315-362-0514